EXHIBIT 3.4

AMENDED
CERTIFICATE OF INCORPORATION
(after receipt of payment of stock)

TO:	Oklahoma Secretary of State
Room 101, State Capitol Building
2300 North Lincoln Boulevard
Oklahoma City, Oklahoma 73105-4897

The undersigned Oklahoma corporation, for the purpose of amending its Certificate of Incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:

1.	A	The name of the corporation is:

HQHealthQuest Medical and Wellness Centers, Ltd.

B	As amended: The name of the corporation has been changed to:

WellQuest Medical & Wellness Corporation

2.	The name of the Registered Agent and the street address of the registered office in the State of Oklahoma is:

John O’Connor - 15 West Sixth Street, Suite 2700, Tulsa, Oklahoma 74119

3.	The duration of the Corporation is perpetual.

4.	Article V, “Capital Stock” is deleted and restated as follows:

“V. CAPITAL STOCK:

The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0 001. The second class of stock shall be Preferred Stock, par value $0.01. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issuance of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.001	150,000,000
Preferred	$0.01	2,500,000
	Totals:	152,500,000

5.	The Certificate of Incorporation is amended to delete Article VI: “Priorities of Stock Purchase” in its entirety

6.	Article VII of the Certificate of Incorporation is deleted and restated as follows:

“VII. VOTING:

All issues other than elections of directors of the Corporation shall be decided by the affirmative vote of the majority of shares of the class and series designated by the Board of Directors to have voting powers regarding such issues, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, except as otherwise required by the laws of Oklahoma. All elections of directors shall be decided by a plurality of the votes of the shares entitled to vote on the election of directors, present in person or represented by proxy.

Unless otherwise specified in a resolution of the Board of Directors, every shareholder of record holding voting shares shall be entitled at every meeting of the shareholders holding voting shares to one vote for every share standing in the name of the shareholder on the records of the Corporation as of the record date. Treasury shares held as of the record date by the Corporation shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares.

Subject to any agreement entered between the Corporation and its shareholders, shares held by an administrator, executor, guardian, conservator, committee or other fiduciary, other than a trustee, may be voted by such fiduciary, either in person or by proxy, without the transfer of such shares into the name of such fiduciary; and Shares held by a trustee may be voted by such person, either in person or by proxy, only after the shares have been transferred into such person’s name as trustee or into the name of such person’s nominee.

Shares standing in the name of another domestic or foreign corporation of any type or kind may be voted by such officer, agent or proxy as the bylaws of such corporation may provide, or, in the absence of such provision, as the board of directors of such corporation may determine.”

7.
The Board of Directors, by duly adopted Unanimous Written Consent of the Board of Directors dated April 3, 2008, set forth the foregoing proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof

8.
The Shareholders of the Corporation thereafter, pursuant to a Written Consent In Lieu of Meeting of the shareholders of said corporation dated April 4, 2008, duly executed by the necessary number of shares required by statute to approve such amendments, voted in favor of these amendments

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its President and attested by its Secretary, this 24th day of April, 2008

By: /s/ STEPHEN H. M. SWIFT Stephen H. M. Swift, President

ATTEST:

/s/ JOHN M. O’CONNOR
John M. O’Connor, Secretary